Exhibit 99.1

PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
DATED FEBRUARY 23, 2005

Media Contacts	Investor Relations
Kathleen Greene	Susan Jin Davis
408-952-7434	408-434-2130
kgreene@covad.com	investorrelations@covad.com

COVAD COMMUNICATIONS GROUP ANNOUNCES
FOURTH QUARTER 2004 RESULTS

Broadband lines increase by 8,300; Business VoIP Stations Grow to 20,500

San Jose, Calif. (February 23, 2005) – Covad Communications Group, Inc. (OTCBB: COVD), a leading national provider of integrated voice and data communications, today reported revenue for the fourth quarter of 2004 of $107.7 million, a three percent increase over the $105.0 million reported in the fourth quarter of 2003, and an increase of $2.0 million from the third quarter of 2004.

The company reported a net loss for the fourth quarter of 2004 of $26.0 million, or $0.10 per share, as compared to a net loss of $16.9 million, or $0.07 per share in the fourth quarter of 2003, and a net loss of $13.8 million, or $0.05 per share for the third quarter of 2004. Loss from operations for the fourth quarter of 2004 was $25.1 million, compared to $21.9 million in the fourth quarter of 2003 and $15.3 million for the third quarter of 2004.

Cash, cash equivalent and short-term investment balances, including restricted cash and investments, decreased by $12.3 million to $153.5 million in the fourth quarter of 2004 compared to a balance of $165.8 million at the end of the third quarter of 2004.

Covad ended the year with approximately 533,200 broadband lines in service, an increase of 8,300 lines from the third quarter of 2004. Covad ended the fourth quarter of 2004 with 567 Voice over IP (VoIP) business customers using approximately 20,500 stations.

“In the fourth quarter we achieved our financial and operational guidance, and continued to build momentum for Covad VoIP and broadband services,” said Charles Hoffman, president and chief executive officer of Covad. “We also completed our nationwide rollout of Covad VoIP adding new VoIP business customers in 29 states.

“In 2005, we will continue our commitment to aggressively meet the demand for business-class VoIP services as we move forward in our first full year as an integrated voice and data provider,” Hoffman continued. “We will focus on providing the highest-quality customer experience through product and service innovation in order to sustain our position as a leader in the hosted VoIP and broadband business markets.”

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2004 was a loss of $5.5 million as compared to a loss of $2.2 million in the fourth quarter of 2003 and a profit of $4.1 million in the third quarter of 2004. Refer to the Selected Financial Data, including note 2, for a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure and other information.

The company’s wholesale subscribers contributed $77.0 million of revenue, or 71 percent, while direct subscribers contributed $30.7 million of revenue, or 29 percent. As of December 31, 2004, broadband lines in service were approximately 454,600 wholesale and 78,600 direct lines, as compared to 445,000 wholesale and 72,000 direct lines reported as of December 31, 2003 and 448,700 wholesale and 76,200 direct lines as of September 30, 2004. In the fourth quarter of 2004, Direct VoIP customers increased to 567, with an increase in VoIP stations of 2,600 over the same time period.

For the fourth quarter of 2004, broadband and VoIP subscription revenue increased five percent to $90.8 million from $86.5 million reported in the fourth quarter of 2003, and up from the $88.8 million reported in the third quarter of 2004. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business and believes these revenues are a useful measure for investors as they represent a key indicator of the performance of the company’s core business. Refer to the Selected Financial Data, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

For the fourth quarter of 2004, gross margin was $38.5 million or 36 percent of revenue, as compared to $31.6 million or 30 percent of revenue for the fourth quarter of 2003, and $39.7 million or 38 percent of revenue for the third quarter of 2004. Selling, general and administrative expenses were $43.5 million for the fourth quarter of 2004, as compared to $33.8 million in the fourth quarter of 2003 and $35.5 million for the third quarter of 2004.

“Our fourth quarter results reflect our commitment to building a world-class VoIP offering. We invested to create a strong organization to support our sales and operations efforts surrounding the Covad VoIP product,” said Susan Crawford, interim Chief Financial Officer.

Operating Statistics

•	At the end of the fourth quarter of 2004, Covad had approximately 308,000 consumer and 225,200 business broadband lines in service, representing 58 percent and 42 percent of total broadband lines respectively. Covad had 567 VoIP business customers as of December 31, 2004. Business customers contributed $76.9 million, or 71 percent, of total revenue.

•	Weighted Average Revenue per User (ARPU) for our broadband lines was approximately $56 per month during the fourth quarter of 2004, in line with the third quarter of 2004. Covad VoIP ARPU per customer (excluding resellers) was $1,934 per month during the fourth quarter of 2004.

•	Net customer disconnections, or churn, for broadband lines averaged approximately 3.4 percent in the fourth quarter of 2004, an improvement from 3.6 percent for the third quarter of 2004. Net customer disconnects for Covad VoIP was 1.8 percent for the fourth quarter of 2004.

Business Outlook

Covad expects total revenue for the first quarter of 2005 to be in the range of $105-109 million. Broadband and VoIP subscription revenue is expected to be in the range of $89–93 million with broadband subscriber line growth to be in the range of 10,000–15,000 lines. Covad expects its net loss to be in the range of $27-32 million, and EBITDA loss in the range of $8-11 million. Net change in cash, cash equivalents and short-term investments, including restricted cash and investments, in the first quarter of 2005 is expected to be in the range of negative $24-28 million.

Conference Call Information

Covad will conduct a conference call to discuss these financial results on Wednesday, February 23, 2005 at 8:30 a.m. Eastern Time (ET)/ 5:30 a.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (888) 396-2384, pass code 43857771 and are advised to call in 5 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on March 23, 2005 by dialing (617) 801-6888, pass code 99498331. The webcast will be available through our website until February 22, 2006.

About Covad

Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles, San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” regarding expected financial and operating results, such as expectations regarding revenue, subscriber counts, broadband and VoIP subscription revenue, net loss, EBITDA losses and changes in cash, cash equivalents and short term investments, as well as other matters, which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, and the impact of, and uncertainty regarding, new telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-K/A, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)

Selected Condensed Balance Sheet Data	As of	As of	As of
	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003
Cash, cash equivalents, and short term investments	$150,996	$162,910	$114,345
Restricted cash and cash equivalents	2,533	2,842	2,892
Accounts receivable, net	30,041	30,094	28,528
All other current assets	12,211	15,329	14,860
Property and equipment, net	78,707	82,161	94,279
Collocation fees and other intangible assets, net	34,561	39,453	40,848
Goodwill	36,626	36,626	0
Deferred costs of service activation	30,152	29,582	31,486
Deferred debt issuance costs	4,231	4,446	0
All other long-term assets	5,167	5,477	7,473

Total assets	$385,225	$408,920	$334,711

Total current liabilities	$116,717	$116,559	$114,317
Long-term debt	125,000	125,000	50,000
Collateralized customer deposit	44,444	46,508	60,258
Deferred gain resulting from deconsolidation of subsidiary	53,963	53,963	53,963
Unearned revenues	51,518	51,714	61,726
Other long-term liabilities	2,218	2,357	0
Total stockholders’ equity (deficit)	(8,635)	12,819	(5,553)

Total liabilities and stockholders’ equity (deficit)	$385,225	$408,920	$334,711

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)

Consolidated Condensed Statements of Operations Data	Three Months Ended			Twelve Months Ended
	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003
Revenues, net	$107,707	$105,687	$105,039	$429,197	$388,851

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	69,191	65,939	73,398	266,172	288,122
Selling, general and administrative	43,538	35,488	33,833	144,206	140,180
Depreciation and amortization of property and equipment	14,090	14,078	15,160	56,825	56,559
Amortization of collocation fees and other intangible assets	5,464	5,328	4,530	20,585	17,325
Provision for restructuring expenses	494	145	—	1,409	1,235

	132,777	120,978	126,921	489,197	503,421

Loss from operations	(25,070)	(15,291)	(21,882)	(60,000)	(114,570)

Other income (expense), net	(950)	1,487	5,020	(761)	2,268

Net loss	$(26,020)	$(13,804)	$(16,862)	$(60,761)	$(112,302)

Basic and diluted net loss per share	$(0.10)	$(0.05)	$(0.07)	$(0.24)	$(0.50)

Weighted average number of common shares used in computing basic and diluted net loss per share	260,584	260,304	227,703	249,187	224,950

Gross Margin (Note 1)	$38,516	$39,748	$31,641	$163,025	$100,729
% of revenue	35.8%	37.6%	30.1%	38.0%	25.9%

EBITDA Calculation (Note 2)	Three Months Ended			Twelve Months Ended
	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003
Net Loss	$(26,020)	$(13,804)	$(16,862)	$(60,761)	$(112,302)
Plus: Other (income) expense, net	950	(1,487)	(5,020)	761	(2,268)
Depreciation and amortization of property and equipment	14,090	14,078	15,160	56,825	56,559
Amortization of collocation fees and other intangible assets	5,464	5,328	4,530	20,585	17,325

EBITDA (Note 2)	$(5,516)	$4,115	$(2,192)	$17,410	$(40,686)

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except key operating data)

Consolidated Revenue Data	Three Months Ended			Twelve Months Ended
	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003
Broadband subscription revenue (Note 3)	$88,533	$86,514	$86,546	$351,678	$316,015
VoIP subscription revenue (Note 3)	2,298	2,241	—	5,040	—
High-capacity circuit revenue	4,078	4,637	5,555	19,759	21,402
Dial-up revenue	56	739	1,241	2,983	5,879

Subtotal	$94,965	$94,131	$93,342	$379,460	$343,296
Financially distressed partners (Note 4)	(179)	(47)	294	(612)	57
Customer rebates and incentives not subject to deferral (Note 5)	(55)	(643)	(2,221)	(1,422)	(14,160)
Other revenue, net (Note 6)	12,976	12,246	13,624	51,771	59,658

Revenues, net	$107,707	$105,687	$105,039	$429,197	$388,851

Consolidated Network & Product Costs Data	Three Months Ended			Twelve Months Ended
	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003
Direct Cost of Revenue, net (Note 8)	$18,511	$16,122	$17,149	$68,276	$68,380
Other Network and Product Costs (Note 9)	50,680	49,817	56,249	197,896	219,742

Cost of Sales (exclusive of depreciation and amortization)	$69,191	$65,939	$73,398	$266,172	$288,122

Key Operating Data	As of
	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003
End of Period Lines (EOP)
Company
Business	225,204	222,431	213,396
Consumer	308,036	302,464	303,609

Total Company	533,240	524,895	517,005
Wholesale
Business	167,300	165,669	156,469
Consumer	287,349	283,020	288,536

Total Wholesale	454,649	448,689	445,005
Direct
Business	57,904	56,762	56,927
Consumer	20,687	19,444	15,073

Total Direct	78,591	76,206	72,000

Direct VoIP
Customers *	567	373	n/a
Stations	20,478	17,898	n/a

Average Revenue per User (ARPU)
Company
Business	$94	$95	$94
Consumer	$28	$28	$31

Total Company	$56	$56	$57
Wholesale
Business	$77	$76	$79
Consumer	$27	$27	$30

Total Wholesale	$46	$45	$47
Direct
Business	$141	$148	$143
Consumer	$37	$39	$51

Total Direct	$115	$122	$117

Direct VoIP
Stations	$41	$44	n/a
Customers (excluding resellers)	$1,934	n/a	n/a

* Fourth quarter VoIP customers reflect a change in methodology. In the third quarter, VoIP customers who purchased through resellers were aggregated at the reseller level and counted as one customer. Covad has improved this process and in the fourth quarter counted each individual customer.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(in thousands)

Three Months Ending March 31, 2005 — Business Outlook

	EBITDA Calculation (Note 2)	Three Months Ending
		Mar 31, 2005
		Projected Range of Results
	Net Loss	$(32,000)	to	$(27,000)
Plus:	Other (income) expense, net	500	to	500
	Depreciation and amortization of property and equipment	16,500	to	15,500
	Amortization of collocation fees and other intangible assets	4,000	to	3,000

	EBITDA (Note 2)	$(11,000)	to	$(8,000)

	Consolidated Revenue Data	Three Months Ending
		Mar 31, 2005
		Projected Range of Results
	Broadband subscription revenue (Note 3)	$87,000	to	$90,000
	VoIP subscription revenue (Note 3)	2,000	to	3,000
	High-capacity circuit revenue	3,500	to	4,500

	Subtotal	$92,500	to	$97,500
	Financially distressed partners (Note 4):	(100)	to	(500)
	Customer rebates and incentives not subject to deferral (Note 5)	(1,000)	to	(3,000)
	Other revenue, net (Note 6)	13,600	to	15,000

	Revenues, net	$105,000	to	$109,000

Notes to Unaudited Selected Financial Data

1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.

2.	Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), defined as net loss prior to (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets and (iii) other income (expense), net, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses EBITDA to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.

3.	Broadband and VoIP subscription revenue is defined as revenue for recurring services provided and earned during such period. Broadband and VoIP subscription revenue excludes charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services, and high- capacity circuits. Broadband and VoIP subscription revenue includes bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband and VoIP subscription revenue is a useful measure for investors as it represents a key indicator of the growth of the company’s core business. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business segments.

4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104) and FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

8.	Direct costs of revenue, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband and VoIP services to our customers. Direct costs of revenue, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with operating, maintaining and monitoring our networks and delivering service to our customers.

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